SHARE PURCHASE AGREEMENT


      This Share Purchase Agreement (the "AGREEMENT") is made as of December 1, 2005, by and among Great Hill Investors, LLC, a Massachusetts limited liability company, whose registered office is located at One Liberty Square Boston, Massachusetts 02109 ("GHI"), Great Hill Equity Partners II Limited Partnership, a Delaware limited partnership, whose registered office is located at One Liberty Square Boston, Massachusetts 02109 ("GHEP") and Great Hill Affiliate Partners II Limited Partnership, a Delaware limited partnership whose registered office is located at One Liberty Square Boston, Massachusetts 02109 ("GHAP), and Joe Y. Shapira, an individual, whose resident address is located c/o 8383 Wilshire Boulevard, Suite 800, Beverly Hills, CA 90211 USA (the "SELLER"). Each of GHI, GHEP and GHAP are referred to as a "BUYER."

                                    RECITALS

      The Seller holds an option (the "OPTION") to acquire up to 2,000,000 ordinary shares, par value 0.01 pound per share (collectively, the "ORDINARY SHARES"), of Spark Networks plc, a public limited company registered in England and Wales under number 3628907 whose registered office is located at 24-26 Arcadia Avenue, Finchley Central, London N3 2JU, England (the "COMPANY"), issued pursuant to the Option Agreement (as defined below); and

      The Seller desires to exercise the Option and sell, and the Buyers desire to purchase, an aggregate of 1,250,000 Ordinary Shares issuable upon exercise of the Option (the "SHARES") for the consideration and on the terms set forth in this Agreement.

                                    AGREEMENT

      The parties, intending to be legally bound, agree as follows:

1.    DEFINITIONS

      For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:

      "ADDITIONAL ACQUISITION AGREEMENTS" has the meaning set forth in Section 6.5(a)

      "ADDITIONAL PURCHASES" means the acquisition of an aggregate of 4,750,000 Ordinary Shares (or Global Depositary Shares representing such Ordinary Shares) of the Company from the Other Sellers.

      "APPLICABLE CONTRACT" means any Contract (a) under which the Seller has or may acquire any rights, (b) under which the Seller has or may become subject to any obligation or liability, or (c) by which the Seller or any of the assets owned or used by it is or may become bound.

      A "BREACH" of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement shall be deemed to have occurred if there is or has been (a) any


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inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision, or (b) any claim (by any Person) or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation, or other provision, and the term "BREACH" means any such inaccuracy, breach, failure, claim, occurrence, or circumstance.

      "BUYER" has the meaning set forth in the first paragraph of this Agreement.

      "CLOSING" has the meaning set forth in Section 2.3.

      "CLOSING DATE" means the date and time as of which the Closing actually takes place.

      "CODE" has the meaning set forth in Section 3.9(a).

      "COMPANY" has the meaning set forth in the Recitals of this Agreement.

      "CONFIDENTIALITY AGREEMENT" means the Confidentiality Agreement, dated October 14, 2004, by and between Spark Networks plc and Great Hill Equity Partners II, Limited Partnership.

      "CONSENT" means any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

      "CONTRACT" means any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

      "DISCUSSION TIME" has the meaning set forth in Section 4.3(d).

      "ENCUMBRANCE" means any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind or any other third party right, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership. For the avoidance of doubt, a diminution in value of the Shares caused by the failure to issue the Shares in accordance with applicable securities laws and the obligation to conduct a rescission offer in the manner described in the section entitled "Rescission Offer" of the Registration Statement, shall not be deemed to be an "ENCUMBRANCE."

      "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, or any successor law, and regulations and rules issued pursuant thereto or any successor law.

      "GHAP" has the meaning set forth in the Recitals of this Agreement.

      "GHEP" has the meaning set forth in the Recitals of this Agreement.

      "GHI" has the meaning set forth in the Recitals of this Agreement.

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      "GOVERNMENTAL AUTHORIZATION" means any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

      "GOVERNMENTAL BODY" means any:

          (a) nation, state, county, city, town, village, district, or other jurisdiction of any nature;

          (b) federal, state, local, municipal, foreign, or other government;

          (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

          (d) multi-national organization or body; or

          (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

      "GREAT HILL DIRECTOR" has the meaning set forth in Section 5.1(a)(ii).

      "INFORMATION" has the meaning set forth in Section 8.2(a).

      "KNOWLEDGE" with respect to any Person means the actual knowledge of such Person and the knowledge such Person reasonably would have after conducting a reasonable inquiry.

      "LEGAL REQUIREMENT" means any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

      "OFFEREE" has the meaning set forth in Section 3.8.

      "OPTION" has the meaning set forth in the Recitals.

      "OPTION AGREEMENT" means the Option Agreement, dated January 27, 2002, by and between the Company under its previous name, MatchNet plc, and the Seller, together with all amendments, restatements, supplements and other modifications.

      "ORDER" means any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

      "ORDINARY SHARES" has the meaning set forth in the Recitals.

      "OTHER SELLERS" means (i) Criterion Capital Management LLC and its affiliates, (ii) Alon Carmel and (iii) Tiger Global Management, L.L.C. and its affiliates.

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      "PERSON" means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

      "PLAN" means the MatchNet plc 2000 Unapproved Executive Share Option Scheme, together with all amendments, restatements, supplements and other modifications.

      "PROCEEDING" means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

      "PURCHASE PRICE" has the meaning set forth in Section 2.2.

      "RBC" means RBC Capital Markets Corporation.

      "REGISTRATION STATEMENT" means the Amendment No. 3 to the Company's Registration Statement on Form S-1 (File No. 333-123228), filed on November 14, 2005.

      "REMAINING SHARES" has the meaning set forth in Section 5.1(a)(i).

      "REPRESENTATIVE" means with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

      "SEC" means the U.S. Securities and Exchange Commission.

      "SECURITIES ACT" means the Securities Act of 1933, as amended, or any successor law, and regulations and rules issued pursuant thereto or any successor law.

      "SECURITIES AUTHORITY" means the SEC, the Frankfurt Stock Exchange (FWB Frankfurter Wertpapierborse), or any other Governmental Body pursuant to Legal Requirements under the laws of England or Wales or the Federal Republic of Germany applicable to the Company's securities.

      "SECURITIES REPORTS" means all forms, reports, schedules, registration statements, definitive proxy or information statements and other documents filed by the Company with any Securities Authority, including the Registration Statement on Form S-1 of the Company (File No. 333-123228), in each case, as amended since the time of their filing, and including all documents filed as exhibits thereto and any Form 8-Ks that have been filed with or furnished to the SEC or such other Governmental Body.

      "SELLER" has the meaning set forth in the first paragraph of this Agreement.

      "SHARES" has the meaning set forth in the Recitals of this Agreement.

      "SHORT SALES" means all "short sales" as defined in Rule 3b-3 of the Exchange Act.

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      "SUBSIDIARY" means with respect to any Person (the "OWNER"), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries; when used without reference to a particular Person, "SUBSIDIARY" means a Subsidiary of the Company.

      "TAX" means any tax (including any income tax, capital gains tax, value-added tax, sales tax, property tax, gift tax, or estate tax), levy, assessment, tariff, duty (including any customs duty), deficiency, or other fee, and any related charge or amount (including any fine, penalty, interest, or addition to tax), imposed, assessed, or collected by or under the authority of any Governmental Body or payable pursuant to any tax-sharing agreement or any other Contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency, or fee.

      "THREATENED" means a claim, Proceeding, dispute, action, or other matter shall be deemed to have been "THREATENED" if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

      "TRANSACTIONS" means all of the transactions contemplated by this Agreement, including:

          (a) the exercise of the Option;

          (b) the delivery of the Purchase Price by the Buyers on behalf of the Seller to the account of the Company set forth on Exhibit A;

          (c) the delivery of (pound)8,305 ($14,385.09) by the Seller to the account specified by the Buyers for stamp duty or transfer tax payable by each Buyer in respect of the Shares;

          (d) the performance by the Buyers and the Seller of their respective covenants and obligations under this Agreement; and

          (e) the Buyers' acquisition and ownership of the Shares.

      "U.S. SHAREHOLDER" has the meaning set forth in Section 3.9(a).

2.    SALE AND TRANSFER OF SHARES; CLOSING

      2.1   SHARES

            Subject to the terms and conditions of this Agreement, at the Closing, the Seller shall exercise the Option and sell and transfer, free from all Encumbrances (other than restrictions on transfer imposed by the Securities Act or the Exchange Act), the Shares to the Buyers, and the

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      Buyers shall purchase the Shares from the Seller, and from and including the Closing Date, all rights and advantages accruing to the Shares shall belong to the Buyers.

      2.2   PURCHASE PRICE

            The purchase price for the Shares shall be $4.60 per share, and $5,750,000 in the aggregate (the "PURCHASE PRICE").

      2.3   CLOSING

            The exercise of the Option and the purchase and sale of the Shares, shall take place concurrently with the execution and delivery of this Agreement (the "CLOSING") at the offices of the Buyers' counsel at 2049 Century Park East, Suite 3200, Los Angeles, California, at 10:00 a.m. (local time) on December 1, 2005, or at such other time as the parties may agree.

      2.4   CLOSING OBLIGATIONS

            At the Closing:

            (a) The Seller shall deliver to the Company written notice of exercise, in the form required under the Option Agreement and the Plan (which shall be reasonably satisfactory to the Buyers), together with all other documents and information required under the Option Agreement, the Plan and applicable law to exercise the Option.

            (b) The Seller shall deliver to the Buyers:

              (i) certificates representing the Shares and duly executed stock powers, for transfer to the Buyers in the amounts designated by the Buyers to the Seller; provided, that such certificates may be delivered on December 1, 2005; and

              (ii) transfers in favor of the Buyers or their respective nominee(s) in respect of the Shares, duly executed by the Seller, in a form reasonably satisfactory to the Buyers;

              (iii) the delivery of (pound)8,305 ($14,385.09) by the Seller to the account specified by the Buyers for stamp duty or transfer tax payable by each Buyer in respect of the Shares; and

              (iv) any other document that may be required to give good title to the Shares or that may be necessary to give good title to the Shares or which may be necessary to enable the Buyers to procure the registration of the Shares in the name of the Buyers or their respective nominee(s) or which evidence to the Buyers' satisfaction the authority of any person executing this Agreement or any of the documents referred to herein, on behalf of the Seller.

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            (c) The Buyers shall deliver the Purchase Price by wire transfer of immediately available funds to an account or accounts of the Company set forth on Exhibit A as payment on behalf of the Seller.

3.    REPRESENTATIONS AND WARRANTIES OF SELLER

      The Seller represents and warrants to each Buyer as follows:

      3.1   ORGANIZATION AND GOOD STANDING

            The Seller is an individual, residing in the State of California.

      3.2   AUTHORITY; NO CONFLICT

            (a) This Agreement constitutes the legal, valid, and binding obligation of the Seller, enforceable against the Seller in accordance with its terms. The Seller has the power, authority and capacity to execute, deliver and perform its obligations under this Agreement.

            (b) Neither the execution and delivery of this Agreement nor the consummation or performance of any of the Transactions shall, directly or indirectly (with or without notice or lapse of time):

                (i) contravene, conflict with, or result in a violation of, or give any Person the right to challenge any of the Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order;

                (ii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by the Seller or the Company;

                (iii) cause any Buyer to become subject to, or to become liable for the payment of, any Tax, other than any stamp duty or transfer Tax payable in the U.K. as a result of the transfer of the Shares from the Seller to the Buyers; or

                (iv) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract.

      3.3   OPTION

            (a) The Seller is the registered, legal and beneficial owner and holder of, and has good and marketable title with respect to, the Option, free and clear of all Encumbrances (other than restrictions on transfer imposed by the Securities Act or the Exchange Act), and the Seller has not assigned or otherwise transferred to any Person the Option or any interest therein.

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            (b) The Seller has delivered to the Buyers a true and complete copy of the Plan and the Option Agreement.

            (c) The Company has agreed to deliver the Shares at the Closing and waived its rights under the Option Agreement and the Plan to deliver such Shares at a later date.

            (d) The Seller has paid to the Company or made arrangements with the Company to pay, all withholding Taxes that will be due and payable upon exercise of the Option.

      3.4   TITLE TO THE SHARES

            (a) The Seller is the registered, legal and beneficial owner and holder of, and has good and marketable title with respect to, the Shares, free and clear of all Encumbrances (other than restrictions on transfer imposed by the Securities Act or the Exchange Act). Immediately following the Closing, each Buyer shall have good and marketable title with respect to the Shares, free and clear of all Encumbrances (other than restrictions on transfer imposed by the Securities Act or the Exchange Act), regardless of whether Seller delivers a certificate representing such Shares.

            (b) To the Knowledge of the Seller, the Shares have been duly authorized and validly issued and are fully paid up and non-assessable. There are no Applicable Contracts or to the Seller's Knowledge, any other Contracts relating to the sale, transfer, voting or ownership of the Shares or otherwise relating to the Shares. To the Knowledge of the Seller, the Shares were issued in compliance with all Legal Requirements, other than the failure by the Company to comply with the securities laws described in the section entitled "Rescission Offer" of the Registration Statement.

      3.5   LEGAL PROCEEDINGS; ORDERS

            There is no Proceeding pending or Threatened or, to the Knowledge of the Seller, any other event, that relates to the Option or the Shares or that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Transactions.

      3.6   DISCLOSURE

            (a) To the Knowledge of the Seller, no information provided in writing to any Buyer or any Representative of any Buyer by or on behalf of the Seller contained any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein not misleading.

            (b) To the Knowledge of the Seller:

                (i) the Company has filed on a timely basis with each Securities Authority all forms, reports, schedules, registration statements, definitive proxy or information statements and other documents required to be filed;

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                (ii) as of their respective dates, each Securities Report
      complied in all material respects with the requirements (including Governmental Authorizations) of the Exchange Act and the Securities Act or other Legal Requirements that are or were applicable to such Securities Report; and

                (iii) the Registration Statement when filed did not contain, and does not now contain, any untrue statement of a material fact and did not and does not omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

            (c) The Seller has not taken, directly or indirectly, any action designed, or which has constituted or could reasonably be expected to cause or result in, under the Exchange Act or otherwise, the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Shares.

      3.7   BROKERS OR FINDERS

            Other than fees or commissions in the amount of $201,250 to be paid to RBC, which fees and commissions shall be paid by the Seller, the Seller and its agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

      3.8   ACKNOWLEDGEMENT REGARDING TRADING ACTIVITY

            Except as provided in the Confidentiality Agreement with respect to purchases of the Ordinary Shares, anything in this Agreement or elsewhere herein to the contrary notwithstanding, it is understood and agreed by the
      Seller: (i) that no Buyer or any Person to whom an offer of Shares have been made (each, an "OFFEREE") has been asked to agree, nor has any Buyer or Offeree agreed, to desist from purchasing or selling, long and/or short, securities of the Company, or "derivative" securities based on securities issued by the Company or to hold the Shares, securities of the Company, or "derivative" securities based on securities issued by the Company for any specified term; (ii) that past or future open market or other transactions by any Buyer or Offeree, including without limitation, Short Sales or "derivative" transactions, before or after the closing of the Transactions, may negatively impact the market price of the Company's publicly-traded securities; (iii) that any Buyer or Offeree, and counter parties in "derivative" transactions to which any Buyer or Offeree is a party, directly or indirectly, presently may have a "short" position in the Ordinary Shares; and (iv) that no Buyer or Offeree shall be deemed to have any affiliation with or control over any arm's length counter-party in any "derivative" transaction.

      3.9   TAX MATTERS

            (a) During the taxable year in which the Closing occurs, the Seller has not been a "U.S. shareholder" within the meaning of Section 951(b) of the Internal Revenue Code of 1986, as amended (the "CODE"), with respect to the Company (a "U.S. SHAREHOLDER"), and to the Knowledge of the Seller, the Company is not a "controlled foreign corporation" within the meaning of Section 957 of the Code.

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            (b) The information in Exhibit B sets forth and accurately reflects, on a fully diluted basis, the ownership of Company shares by the Seller and any person or entity whose ownership would be aggregated with that of the Seller for purposes of determining whether the Seller is a U.S. Shareholder with respect to the Company immediately prior to the Closing Date.

4.    REPRESENTATIONS AND WARRANTIES OF EACH BUYER

      Each Buyer represents and warrants to the Seller as follows:

      4.1   ORGANIZATION AND GOOD STANDING

            GHI is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Massachusetts. GHAP is a limited partnership duly organized, validly existing, and in good standing under the laws of the State of Delaware. GHEP is a limited partnership duly organized, validly existing, and in good standing under the laws of the State of Delaware.

      4.2   AUTHORITY; NO CONFLICT

            This Agreement constitutes the legal, valid, and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms. The Buyer has the power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement.

      4.3   INVESTMENT REPRESENTATIONS

            (a) The Buyer is acquiring the Shares it is purchasing hereunder solely for its own account, for investment purposes only, and not with a view to or an intent to sell, or to offer for resale in connection with any unregistered distribution of all or any portion of such Shares within the meaning of the Securities Act or applicable state securities laws.

            (b) The Buyer is either an "accredited investor" as defined in Rule 501 subparagraphs (1), (2), (3) or (7) of Rule 501(a) promulgated under the Securities Act or "qualified institutional buyer" as defined in Rule 144A promulgated under the Securities Act, or both. The Buyer is not a registered broker-dealer under Section 15 of the Exchange Act.

            (c) The Shares are being offered and sold to the Buyer in reliance upon the exemption provide by Section 4(1) of the Securities Act and similar exemptions from the registration requirements of state securities laws and that the Seller is relying upon the truth and accuracy of, and the Buyer's compliance with, the representations, warranties, agreements, acknowledgements and understandings of the Buyer set forth in this Section
      4.3 in order to determine the availability of such exemptions and the eligibility of the Buyer to acquire the Shares.

            (d) The Buyer is not purchasing the Shares as a result of any advertisement, article, notice or other communication regarding the Shares published in any newspaper, magazine or similar media or broadcast over

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      television or radio or presented at any seminar or any other general solicitation or general advertisement.

            (e) Except as otherwise disclosed to the Company in writing, from November 2, 2005 (the "DISCUSSION TIME") up through the execution of this Agreement, the Buyer did not, directly or indirectly, execute any Short Sales or engage in any other trading in the Ordinary Shares or any derivative security thereof.

            (f) The Buyer understands that except as otherwise provided in this Agreement, the Shares have not been and are not being registered under the Securities Act or any applicable state securities laws and the Buyer may have to bear the risk of owning the Shares for an indefinite period of time because the Shares may not be transferred unless: (i) the resale of the Shares is registered pursuant to an effective registration statement under the Securities Act; or (ii) the Shares to be sold or transferred may be sold or transferred pursuant to Section 4(1) of the Securities Act or other exemption from such registration.

            (g) The office or offices of the Buyer in which its investment decision was made is located at the address or addresses of the Buyer set forth in Section 8.4.

      4.4   CERTAIN PROCEEDINGS

            There is no pending Proceeding that has been commenced against the Buyer and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Transactions. To the Buyer's Knowledge, no such Proceeding has been Threatened.

      4.5   BROKERS OR FINDERS

            Other than fees or commission that the Buyers may agree to pay to RBC, no Buyer nor any officer or agent of any Buyer has incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

5. COVENANTS OF SELLER

      5.1   VOTING

            (a) For so long as the Buyer and their respective affiliates collectively own at least 10% of the outstanding Ordinary Shares (and/or other depositary shares representing such Ordinary Shares):

                (i) The Seller shall not enter into or exercise its rights under any voting arrangement, whether by proxy, voting agreement, voting trust, power-of-attorney or otherwise, with respect to any Ordinary Shares, depositary shares representing such Ordinary Shares, or other shares in the capital of the Company entitled to vote thereon that are owned or held of record by the Seller, or as to which the Seller has voting power or in respect of which the Seller can direct, restrict or control any such voting power (the "REMAINING SHARES") or take any other action, that would

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      in any way restrict, limit or interfere with the performance of its obligations hereunder or the Transactions; provided, that nothing in this
      Section 5.1(a)(i) shall restrict the ability of the Seller to sell or otherwise transfer any Remaining Shares or any interest therein to a third party that is not an affiliate of the Seller or the Company or to any affiliate that agrees in writing to be bound by the terms of this Agreement;

                (ii) If at any time any Buyer notifies the Seller of its desire and intention to designate a single director on behalf of all of the Buyers (the "GREAT HILL DIRECTOR") in advance of any meeting of shareholders of the Company called to vote upon for the election of directors, and at all adjournments thereof and in all other circumstances upon which a vote, consent or other approval (including by written consent) is sought with respect to the election of directors or that is necessary to elect directors of the Company, the Seller shall, including by executing a written consent, vote (or cause to be voted) all of its Remaining Shares held at the time such consent is sought or meeting is held to elect such Great Hill Director (which consent, vote or approval, in the case of any Global Depositary Shares and other depositary shares owned by such Seller at such time, shall be delivered in accordance with the terms of the applicable depositary agreement);

                (iii) If at any time any Buyer notifies the Seller of its desire and intention to remove or replace a Great Hill Director or to fill a vacancy caused by the resignation of a Great Hill Director, the Seller shall cooperate in causing the requested removal and/or replacement by voting in the appropriate manner in accordance with the terms of this
      Section 5.1.

                (iv) The Seller hereby irrevocably grants to, and appoints Michael A. Kumin, and any other Person who shall hereafter be designated by the Buyers, as the Seller's proxy and attorney (with full power of substitution), for and in the name, place and stead of the Seller, to vote all of its Remaining Shares held at the time such consent is sought or meeting is held, or grant a consent or approval in respect of such Remaining Shares, at any meeting of the shareholders of the Company or at any adjournment thereof or in any other circumstances upon which their vote, consent or other approval is sought to elect a Great Hill Director as contemplated in Section 5.1(a)(ii). The Seller has caused each proxy and attorney previously given in respect of all Remaining Shares to be revoked.

                (v) THE SELLER HEREBY AFFIRMS THAT THE PROXY AND ATTORNEY SET FORTH IN THIS SECTION 5.1 IS COUPLED WITH AN INTEREST AND IS IRREVOCABLE. The Seller hereby ratifies and confirms all that such irrevocable proxy and attorney may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy and attorney is executed and intended to be irrevocable.

                (vi) The covenants and obligations under this Section 5.1(a) shall terminate after a Great Hill Director (together with any replacements therefore appointed in accordance with Section 5.1(a)(iii)) has served a single, full term of office of three years, in accordance with the Company's articles and memorandum of association, as in effect on the date hereof.

            (b)   VOTING OF THE SHARES FOLLOWING CLOSING

                (i) In order to secure the interest of the Buyers in the Shares under this Agreement, with effect from Closing, the Seller irrevocably appoints Great Hill Partners, LLC to be its attorney in its name and on its behalf to exercise all or any of the voting and other rights, powers and privileges attached to the Shares registered in its name.

                (ii) The Seller undertakes following Closing not to exercise all or any of the voting and other rights, powers and privileges attached to the Shares registered in its name.

5.2   MARKET ABUSE DIRECTIVE COMPLIANCE

            In relation to the Transactions, each party shall, and shall cause its affiliates to, comply with the applicable requirements (including any applicable notification requirements) of the Market Abuse Directive 2003/6/EC effective in the United Kingdom and Germany at the date of this Agreement and any applicable statute, regulation, code, statutory provision or subordinate legislation and any other applicable legislation which (either with or without modification) enacts, implements or consolidates such directive in any member state of the European Union whose legislation applies to the Company or that party and any other applicable directive, regulation, code or legislation, issued pursuant to the Financial Services Action Plan of the European Union.

5.3   TAX MATTERS

            (a) The Seller shall provide prompt written notice to the Buyers if the Seller becomes a U.S. Shareholder after the Closing.

            (b) The Seller shall reimburse the Buyers for one-half of all applicable stamp duty or transfer Tax payable by each Buyer in respect of the Shares, and to the extent any such Taxes are required to be paid, the parties shall reasonably cooperate with each other to minimize the amount of such Taxes owed. The parties agree that, where it is necessary to determine any amount under this Agreement in Pounds Sterling, in order to calculate the amount of any stamp duty or transfer Tax, the value of amount shall be translated into Pounds Sterling at the prevailing exchange rate applicable to that amount of the non - Pounds Sterling currency by reference to middle-market rates quoted by the Federal Reserve Bank of New York on the business day immediately preceding the Closing Date. The Buyers shall be responsible for the preparation and filing of any returns, if any, related to any stamp duty or transfer Tax.

6.    CONDITIONS PRECEDENT TO EACH BUYER'S OBLIGATION TO CLOSE

      Each Buyer's obligation to purchase the Shares and to take the other actions required to be taken by each Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions

(any of which may be waived by each Buyer, in whole or in part):

      6.1   ACCURACY OF REPRESENTATIONS

            (a) All of the Seller's representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), were accurate in all material respects as of the date of this Agreement, and are accurate in all material respects as of the Closing Date as if made on the Closing Date; provided, that each representation and warranty that is qualified as to materiality were accurate in all respects as of the date of this Agreement, and are accurate in all respects as of the Closing Date as if made on the Closing Date.

      6.2   SELLER'S PERFORMANCE

            (a) All of the covenants and obligations that the Seller is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), have been duly performed and complied with in all material respects.

            (b) Each document required to be delivered pursuant to Section 2.4(b) and such other documents as any Buyer may reasonably request for the purpose of facilitating the consummation or performance of any of the Transactions have been delivered.

      6.3   CONSENTS

            All Consents, if any, required in connection with the consummation of the Transactions have been obtained and are in full force and effect.

      6.4   OPTION EXERCISE

            (a) Concurrently with the Closing, the Seller has validly exercised the Option representing the Shares in accordance with the terms of the Option Agreement and the Plan, and delivered documents and information to the Company required by the Option Agreement, the Plan and applicable law to such exercise; and

            (b) Concurrently with the Closing, the Company has issued the Shares.

      6.5   ADDITIONAL PURCHASE

            (a) The Buyers shall receive executed share purchase agreements or other similar agreements evidencing the acquisition of ordinary shares of the Company held by the Other Sellers, in each case, in a form reasonably satisfactory to the Buyers (the "ADDITIONAL ACQUISITION AGREEMENTS"); and

            (b) The Additional Purchases will be consummated concurrently with the Transactions in accordance with the terms of the Additional Acquisition Agreements.

7.    CONDITIONS PRECEDENT TO SELLER'S OBLIGATION TO CLOSE

      The Seller's obligation to sell the Shares and to take the other actions required to be taken by the Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Seller, in whole or in part):

      7.1   ACCURACY OF REPRESENTATIONS

            Each Buyer's representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), was accurate in all material respects as of the date of this Agreement and is accurate in all material respects as of the Closing Date as if made on the Closing Date; provided, that each representation and warranty that is qualified as to materiality was accurate in all respects as of the date of this Agreement, and is accurate in all respects as of the Closing Date as if made on the Closing Date.

      7.2   THE BUYER'S PERFORMANCE

            (a) All of the covenants and obligations that each Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), have been performed and complied with in all material respects.

            (b) The Buyers have made the cash payments required to be made by the Buyers pursuant to Section 2.4(c).

8.    GENERAL PROVISIONS

      8.1   EXPENSES

            Each party to this Agreement shall bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Transactions, including all fees and expenses of agents, representatives, counsel, and accountants. For the avoidance of doubt, the parties agree that no Buyer shall not be responsible for the fees and expenses payable to Ernst & Young, LLP in connection with the due diligence investigation relating to this Agreement and the Transactions.

      8.2   ACCESS TO INFORMATION

            (a) The Seller hereby acknowledges that (i) it knows that each Buyer may have material, non-public information regarding the Company and its condition (financial and otherwise), results of operations, businesses, properties, plans (including plans regarding potential purchases of the Shares, which may be for different amounts or types of consideration) and prospects (collectively, "INFORMATION") and (ii) it has been offered access to the Information, and has reviewed such Information as it deems appropriate, and that such Information might be material to the Seller's decision to sell the Shares or otherwise materially adverse to the Seller's interests. Accordingly, the Seller acknowledges and agrees that no Buyer nor any other Person shall have any obligation to disclose to the Seller any of such Information.

            (b) The Seller represents and warrants that it has adequate information to make an informed decision regarding the sale of the Shares and has independently and without reliance upon any Buyer made its own analysis and decision to sell the Shares. The Seller hereby waives and releases, to the fullest extent permitted by law, any and all claims and causes of action it has or may have against each Buyer, the Company, their respective affiliates and controlling persons, and the Representatives of each of them, directly or indirectly based upon, relating to or arising out of the Transactions, including any claim or cause of action based upon, relating to or arising out of nondisclosure of the Information.

            (c) The Seller is an "accredited investor" as defined in Rule 501(a) promulgated under the Securities Act. The Seller has not acquired the Shares on behalf, or at the request, of the Company or any of its affiliates. The sale of the Shares by the Seller (i) were privately negotiated within an independent transaction and not solicited and (ii) does not violate any rules or regulations applicable to the Seller.

      8.3   PUBLIC ANNOUNCEMENTS

            Subject to applicable Legal Requirements, any public announcement or similar publicity with respect to this Agreement or the Transactions shall be issued, if at all, at such time and in such manner as the Buyers determine.

      8.4   NOTICES

            All notices, consents, waivers, and other communications under this Agreement must be in writing and shall be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

                  The Seller:

                  c/o Spark Networks plc
                  8383 Wilshire Boulevard
                  Suite 800
                  Beverly Hills, California  90211
                  Attention:  Joe Y. Shapira

                  with a copy (which shall not constitute notice) to:

                  Kirkpatrick & Lockhart Nicholson Graham LLP
                  10100 Santa Monica Boulevard

                  Seventh Floor
                  Los Angeles, California  90067
                  Attention:  Thomas J. Poletti
                  Facsimile No.:  (310) 552-5001

                  Any Buyer:

                  Great Hill Partners, LLC
                  One Liberty Square
                  Boston, Massachusetts  02109
                  Attention:  Michael A. Kumin
                  Facsimile No.:  (617) 790-9401

                  with a copy (which shall not constitute notice) to:

                  Proskauer Rose LLP
                  2049 Century Park East, Suite 3200
                  Los Angeles, California  90067
                  Attention:  Michael A. Woronoff
                  Facsimile No.:  (310) 557-2193

      8.5   JURISDICTION; SERVICE OF PROCESS

            Subject to Section 8.6, the parties hereto irrevocably submit, in any legal action or proceeding relating to this Agreement, to the jurisdiction of the courts of the United States or the State of New York sitting in the Borough of Manhattan, in The City of New York and consent that any such action or proceeding may be brought in such courts and waive any objection that they may now or hereafter have to the venue of such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient forum. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

      8.6   ARBITRATION

            Any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this Agreement to arbitrate, shall be determined by arbitration in New York, New York), before a mutually-agreed upon arbitrator. The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures. The arbitrator shall not have any power to alter, amend, modify or change any of the terms of this Agreement nor to grant any remedy which is either prohibited by the terms of this Agreement, or not available in a court of law. The arbitrator shall issue a written reasoned award and decision that shall be consistent with and supported by the facts and the law within 90 days from the date the arbitration proceedings are initiated. Judgment on the award of the arbitrator may be entered in any court having jurisdiction thereof. This clause shall not preclude parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction. The costs of the arbitration, including any administration fee, the arbitrator's fee, and costs for the use of facilities during the hearings, shall be borne by the non-prevailing party. Attorneys' fees may be awarded to the prevailing or most prevailing party at the discretion of the arbitrator.

      8.7   FURTHER ASSURANCES

            The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

      8.8   WAIVER

            The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement shall operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege shall preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party shall be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party shall be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

      8.9   ENTIRE AGREEMENT AND MODIFICATION

            This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter; notwithstanding the foregoing, the Confidentiality Agreement shall survive the execution of this Agreement and the provisions thereof shall survive for the term set forth therein. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

      8.10  ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS

            No party may assign any of its rights under this Agreement without the prior consent of the other parties, which shall not be unreasonably withheld, except that any Buyer may assign any of its rights under this Agreement to any affiliate of any Buyer. Subject to the preceding sentence, this Agreement shall apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement shall be construed to give any Person other than the parties to this Agreement, RBC (to the extent set forth in Section 8.10) any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

      8.11  SEVERABILITY

            If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable.

      8.12  SECTION HEADINGS, CONSTRUCTION

            The headings of sections in this Agreement are provided for convenience only and shall not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding section or sections of this Agreement. All words used in this Agreement shall be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party, whether under any rule of construction or otherwise. No party to this Agreement shall be considered the draftsman.

      8.13  GOVERNING LAW

            This Agreement and any claims related to the subject matter hereof shall be governed by and construed in accordance with the laws of the State of New York; provided, that the provisions of Section 5.1 shall be governed by the laws of England and Wales.

      8.14  ACKNOWLEDGMENT REGARDING RBC

            Each of the parties hereto acknowledges that: (i) RBC is acting solely as a placement agent for the Seller in connection with the offering of the Shares owned by the Seller and will be compensated by the Seller in an amount equal to $201,250 for acting in such capacity, (ii) RBC is not an "underwriter" as such term is defined in Section 2(a)(11) of the Securities Act, and (iii) RBC is not acting agent for any Buyer in connection with the offering of the Shares by the Seller. Each party hereto further acknowledges that the provisions of Section 4.3 and this
      Section 8.14 are for the benefit of, and may be enforced by, RBC.

      8.15  ACKNOWLEDGMENT BY THE BUYERS

            Each Buyer acknowledges that it may have received material non-public information of the Company in connection with the Transactions. Each Buyer agrees to comply with its obligations under the Exchange Act with respect to the use of such information.

      8.16  COUNTERPARTS

            This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same agreement.

                           [SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

                                   THE BUYERS:

                                    GREAT HILL INVESTORS LLC



                                    /s/  Christopher S. Gaffney
                                    ------------------------------------
                                    By:  Christopher S. Gaffney
                                    Its: Manager


                                    GREAT HILL EQUITY PARTNERS II LIMITED
                                    PARTNERSHIP

                                    By: GREAT HILL PARTNERS GP II, LLC, its
                                    General Partner



                                    /s/  Christopher S. Gaffney
                                    ------------------------------------
                                    By:  Christopher S. Gaffney
                                    Its: Manager


                                    GREAT HILL AFFILIATE PARTNERS II LIMITED
                                    PARTNERSHIP

                                    By: GREAT HILL PARTNERS GP II, LLC, its
                                    General Partner



                                    /s/  Christopher S. Gaffney
                                    ------------------------------------
                                    By:  Christopher S. Gaffney
                                    Its: Manager

                                     SELLER:




                                    /s/ Joe Y. Shapira
                                    ------------------------------------
                                        Joe Y. Shapira